                                                                 EXHIBIT 11

                      HILLS STORES COMPANY AND SUBSIDIARIES
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                 STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS


                                                          Quarter Ended
                                                    -------------------------
                                                      May 4,        April 29,
                                                       1996           1995
                                                    ----------    -----------
Weighted average primary shares outstanding
- -------------------------------------------

Weighted average number of common shares
 assumed to be outstanding during the period        10,165,710      9,665,659

Assumed conversion of preferred stock                        -              -

Assumed exercise of stock options                            -              -

Assumed exercise of stock rights                             -              -

Assumed exercise of stock warrants                           -              -
                                                    ----------      ---------
                                                    10,165,710      9,665,659
                                                    ==========      =========


Weighted average fully-diluted shares outstanding (1)
- -----------------------------------------------------

Weighted average number of common shares assumed
 to be outstanding during the period                10,254,944     10,399,194

Assumed conversion of preferred stock                        -              -

Assumed exercise of stock options                            -              -

Assumed exercise of stock rights                             -              -

Assumed exercise of stock warrants                           -              -
                                                    ----------     ----------
                                                    10,254,944     10,399,194
                                                    ==========     ==========

The calculation of the weighted average fully-diluted shares outstanding assumes that actual conversions of Preferred Stock during the quarter occurred as of the beginning of the period being reported on. The conversion of Preferred Stock, and the exercise of stock options, stock rights, and stock warrants was not assumed as the result would be anti-dilutive.

(1) This calculation is presented in accordance with Item 601 of Regulation S-K although it is not required by APB Opinion No. 15.
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